Exhibit 10.45

November 20, 2009

This document is in reference to the Promissory Note dated and signed on October 28, 2C08 between DRS Inc., with the new address of 8245 SE 36th St., Mercer Island, WA 98040 (address on note was 16S04 9th Ave SE, Suite 205, Mill Creek, WA 98041) and Eric Landerholm, residing at 2708 E Thomas St. Seattle, WA 98112.

The note was originally set to expire and be paid on November 30, 2009.

It has been mutually agreed upon that said note in the principal amount of $200,000 will have the term expended for period of up to two additional years, with Mr. Landerholm having the right to call the loan with a 30 day notice. All other terms within the note document will remain the same.

The new expiration date of the note therefore will be November 30, 2011, given Mr. Landerholm does not call the note prior to expiration.